Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement (No. 333-280541) on Form S-4 of SouthState Corporation of our reports dated February 20, 2024, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Independent Bank Group, Inc., appearing in the Annual Report on Form 10-K of Independent Bank Group, Inc. for the year ended December 31, 2023.

We also consent to the reference to our firm under the heading “Experts” in the Proxy Statement/Prospectus, which is part of this Registration Statement.

/s/ RSM US LLP

Dallas, Texas

July 12, 2024